Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michael Weitz 203-352-8642
WWE® Reports 2007 Fourth Quarter Results
23% Revenue Increase Over Prior Year Quarter
Full Year Revenue of $485 Million Sets WWE Record
STAMFORD, Conn., February 12, 2008 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its fourth quarter ended December 31, 2007. Revenues totaled $132.6 million as compared to $107.6 million in the prior year quarter while operating income was $24.7 million as compared to $17.5 million in the prior year quarter. Net income was $21.5 million, or $0.30 per share, as compared to $15.5 million, or $0.22 per share, in the prior year quarter.
“We ended the year with solid fourth quarter performances from all of our operating units, resulting in a 23% increase in revenue over last year. The quarter capped off a very successful year in which we set an all time revenue high of $485 million,” said Linda McMahon, Chief Executive Officer. “We expect our initiatives for international expansion and the continued improvement in our Digital Media and Wireless businesses will help us sustain our growth momentum in 2008.”
Results By Business Segment
The following chart reflects net revenues and profit contribution by segment for the three months ended December 31, 2007 and December 31, 2006. (Dollars in millions)

	Three Months Ended
	December 31,	December 31,
Net Revenues	2007	2006
Live and Televised Entertainment	$82.3	$72.7
Consumer Products	35.3	23.9
Digital Media	11.9	11.0
WWE Films	3.1	—

Total	$132.6	$107.6

	Three Months Ended
	December 31,	December 31,
Profit Contribution	2007	2006
Live and Televised Entertainment	$30.7	$26.4
Consumer Products	20.9	11.6
Digital Media	4.3	4.2
WWE Films	—	—

Total profit contribution	$55.9	$42.2

Profit contribution margin	42%	39%

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $82.3 million for the current quarter as compared to $72.7 million in the prior year quarter, representing a 13% increase.
•	Live Event revenues were $30.9 million as compared to $24.4 million in the prior year quarter.
•	There were 75 total events, including 26 international events, during the current quarter as compared to 87 events, including 25 international events, in the prior year quarter. The prior year quarter also included 10 stand alone ECW® events. In the current quarter, our ECW events were co-branded and included as part of our SmackDown® events.

•	International events generated approximately $16.9 million of revenues as compared to $12.5 million in the prior year quarter, reflecting an increase in average ticket price to $83.47 in the current quarter as compared to $70.12 in the prior year.

•	North American events generated $14.0 million of revenues from 49 events as compared to $11.9 million from 62 events in the prior year quarter. North American average attendance was approximately 7,100 in the current quarter as compared to 5,300 in the prior year, an increase of 34%. The average ticket price for North American events was approximately $40.66 in the current quarter as compared to $35.78 in the prior year.

•	Pay-Per-View revenues were $19.9 million as compared to $18.7 million in the prior year quarter. There were four pay-per-view events produced in the current quarter as compared to five events produced in the prior year quarter.
The details for the number of buys (in 000s) are as follows:

	Three Months Ended	Three Months Ended
Events (in chronological order)	December 31, 2007	December 31, 2006
No Mercy®	271	197
Cyber Sunday®	194	228
Survivor Series®	341	383
December to Dismember™	—	90
Armageddon®	237	239

Prior events	107	71

Total	1,150	1,208

•	The revenue increase in the current quarter reflects a higher proportion of domestic buys, which generate higher revenues per buy. Buys from domestic markets represented 63% of total buys in the current quarter as compared to 58% of total buys in the prior year quarter.
•	Venue Merchandise revenues were $4.6 million as compared to $4.4 million in the prior year quarter.

•	Television Rights Fees revenues were $23.8 million as compared to $21.6 million in the prior year quarter, reflecting rate increases both internationally and domestically.

•	WWE 24/7™ revenues were $1.1 million as compared to $1.0 million in the prior year quarter.
Consumer Products
Revenues from our Consumer Products businesses were $35.3 million versus $23.9 million in the prior year quarter, a 48% increase.
•	Home Video net revenues were $19.8 million as compared to $14.0 million in the prior year quarter. The increase in Home Video revenues primarily reflects the strong performance of several new titles released in the current quarter, including titles featuring Superstars John Cena® and Shawn Michaels®, among others.

•	Licensing revenues were $9.4 million as compared to $6.3 million in the prior year quarter, primarily reflecting increases in apparel, toy, and novelty related sales of 128%, 48%, and 161%, respectively.

•	Magazine publishing net revenues were $6.0 million as compared to $3.3 million in the prior year quarter, reflecting increased newsstand and subscription copies sold per issue. We published four issues of WWE Magazine in each quarter and published three magazine specials in the current quarter as compared to two specials in the prior year quarter.

Digital Media
Revenues from our Digital Media related businesses were $11.9 million as compared to $11.0 million in the prior year, representing a 8% increase.
•	WWE.com revenues were $4.2 million as compared to $3.3 million in the prior year quarter. Wireless content revenues increased by $0.7 million, while web-based advertising increased by $0.2 million.

•	WWEShop revenues were $7.7 million as compared to $7.7 million in the prior year quarter as the number of orders processed during the current quarter declined by 9%, partially offset by an increase in the average per order spend by our customers to $62.10 as compared to $56.97 per order in the prior year quarter.
WWE Films
Revenues from our WWE Films segment were $3.1 million in the current quarter. WWE participates in film revenue when our distributors have recouped their print and advertising costs and the results have been reported to us. Revenue in the current quarter primarily relates to our feature film “See No Evil”. Our capitalized feature film production asset balance is amortized in proportion with the recognition of revenue. In the current quarter we wrote off certain developmental costs which offset our profit in “See No Evil”.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution was $55.9 million in the current quarter as compared to $42.2 million in the prior year quarter. Total profit contribution margin has increased to approximately 42% as compared to 39% in the prior quarter, reflecting improved margins in our Live and Televised and Consumer Products segments.
Selling, general and administrative expenses
SG&A expenses were $28.8 million for the current quarter as compared to $22.3 million in the prior year quarter, reflecting an increase in staff related costs as well as legal and professional fees. In addition, the prior year quarter reflected favorable one-time adjustments in both legal and professional fees and the recovery of previously written-off bad debts totaling approximately $2.8 million.
Effective tax rate
In the current quarter the effective tax rate was 23% as compared to 26% in the prior year quarter. These rates reflect tax benefits related to previously unrecognized tax positions.
EBITDA
EBITDA was approximately $27.1 million in the current quarter as compared to $19.8 million in the prior year quarter.

Summary Results for the Twelve Months Ended
Total revenues for the twelve months ended December 31, 2007 were $485.7 million as compared to $415.3 million in the prior year period, a 17% increase. Operating income for the current period was $68.4 million versus $65.6 million in the prior year period. Net income was $52.1 million, or $0.72 per share, as compared to $48.8 million, or $0.68 per share, in the prior year period. EBITDA was $77.8 million for the current twelve month period as compared to $74.3 million in the prior year period. As previously disclosed, the current year results reflect the $15.7 million asset impairment for our feature film “The Condemned”. Excluding this impairment charge, EBITDA would have been $93.5 million as compared to $74.3 million in the prior year period, representing a 26% increase.
The following chart reflects net revenues and profit contribution by segment for the twelve months ended December 31, 2007 and December 31, 2006. (Dollars in millions)

	December 31,	December 31,
Net Revenues	2007	2006
Live and Televised Entertainment	$316.8	$292.2
Consumer Products	118.1	95.0
Digital Media	34.8	28.1
WWE Films	16.0	—

Total	$485.7	$415.3

	December 31,	December 31,
Profit Contribution	2007	2006
Live and Televised Entertainment	$114.1	$107.1
Consumer Products	72.4	53.6
Digital Media	13.5	9.7
WWE Films	(13.1)	—

Total profit contribution	$186.9	$170.4

Profit contribution margin	38%	41%

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $316.8 million for the current period as compared to $292.2 million in the prior year, an 8% increase.

	December 31,	December 31,
	2007	2006
Live Events	$99.3	$83.7
Pay-Per-View	94.3	93.6
Venue Merchandise	19.1	18.4
Television Rights Fees	92.4	85.5
Television Advertising	5.9	7.4
WWE 24/7	4.9	2.6
Other	0.9	1.0

Total Live and Televised	$316.8	$292.2

Consumer Products
Revenues from our Consumer Products businesses were $118.1 million versus $95.0 million in the prior year, an increase of 24%.

	December 31,	December 31,
	2007	2006
Home Video	$53.7	$49.9
Licensing	47.1	32.0
Magazine Publishing	16.5	12.4
Other	0.8	0.7

Total Consumer Products.	$118.1	$95.0

Digital Media
Revenues from our Digital Media related businesses were $34.8 million as compared to $28.1 million in the prior year, an increase of 24%.

	December 31,	December 31,
	2007	2006
WWE.com	$16.2	$11.0
WWE Shop	18.6	17.1

Total Digital Media	$34.8	$28.1

WWE Films
Revenues from our WWE Films segment were $16.0 million relating to our feature films “See No Evil” and “The Marine”. We have approximately $21.9 million of capitalized film production costs on our balance sheet as of December 31, 2007.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution was $186.9 million in the current period as compared to $170.4 million in the prior year period. Total profit contribution margin was approximately 38% in the current year as compared to 41% in the prior year period, primarily reflecting the impact of the feature film impairment.
Selling, general and administrative expenses
SG&A expenses were $109.1 million for the current period as compared to $96.1 million in the prior year period, primarily due to increased staff related costs and increased legal and professional fees. In addition, the prior year period reflected favorable one-time adjustments in both legal and professional fees and the recovery of previously written-off bad debts.

Effective tax rate
In the current period the effective tax rate was 32% as compared to 35% in the prior year period. This decline represents tax benefits related to previously unrecognized tax positions.
Cash Flows
Net cash provided by operating activities was $98.2 million for the twelve months ended December 31, 2007 as compared to $37.9 million in the prior year period.
Note: World Wrestling Entertainment, Inc. will host a conference call on February 12, 2008 at 11:00 a.m. ET to discuss the Company’s earnings results for fourth quarter of 2007. All interested parties can access the conference call by dialing 800-894-5910 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.
Trademarks: All World Wrestling Entertainment, Inc. programming, talent names, images, likenesses, slogans, wrestling moves, and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners. ECW is a trademark of WWE Libraries, Inc.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2006	2007	2006

Net revenues	$132,643	$107,636	$485,655	$415,280

Cost of revenues	76,710	65,472	298,769	244,875
Selling, general and administrative expenses	28,848	22,348	109,134	96,056
Depreciation and amortization	2,347	2,361	9,319	8,741

Operating income	24,738	17,455	68,433	65,608

Investment income, net	3,365	2,251	9,110	8,644
Interest expense	199	114	552	609
Other (expense) income, net	(22)	1,391	(517)	1,740

Income before income taxes	27,882	20,983	76,474	75,383

Provision for income taxes	6,378	5,471	24,337	26,535

Net income	$21,504	$15,512	$52,137	$48,848

Earnings per share — basic:
Net income	$0.30	$0.22	$0.73	$0.69

Earnings per share — diluted:
Net income	$0.30	$0.22	$0.72	$0.68

Shares used in per share calculations:
Basic	72,093	71,052	71,616	70,814
Diluted	72,851	71,691	72,301	71,407

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	December 31,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and equivalents	$135,805	$86,267
Short-term investments	130,548	161,889
Accounts receivable, net	56,597	52,113
Inventory, net	4,717	3,049
Prepaid expenses and other current assets	20,053	13,803

Total current assets	347,720	317,121

PROPERTY AND EQUIPMENT, NET	77,771	67,972

FEATURE FILM PRODUCTION ASSETS	21,890	53,560

INTANGIBLE ASSETS, NET	2,302	3,328

OTHER ASSETS	20,373	11,304

TOTAL ASSETS	$470,056	$453,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$927	$862
Accounts payable	21,951	14,909
Accrued expenses and other liabilities	30,684	25,837
Deferred income	18,012	20,166

Total current liabilities	71,574	61,774

LONG-TERM DEBT	4,875	5,800
NON-CURRENT TAX LIABILITY	10,227	—

STOCKHOLDERS’ EQUITY:
Class A common stock	241	233
Class B common stock	477	477
Additional paid-in capital	301,329	286,985
Accumulated other comprehensive income	2,894	666
Retained earnings	78,439	97,350

Total stockholders’ equity	383,380	385,711

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$470,056	$453,285

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Twelve Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
	2007	2006
OPERATING ACTIVITIES:
Net income	$52,137	$48,848
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of feature film production assets	29,062	—
Revaluation of warrants	1,178	(1,553)
Depreciation and amortization	9,319	8,741
Realized loss on sale of investments	1,958	1,134
Amortization of investment income	(493)	(1,022)
Stock compensation costs	7,777	6,725
Provision for doubtful accounts	47	(1,474)
Provision for inventory obsolescence	1,037	1,779
Benefit from deferred income taxes	(7,421)	530
Excess tax benefit from stock-based payment arrangements	(841)	(2,418)
Changes in assets and liabilities:
Accounts receivable	(4,531)	5370
Inventory	(2,704)	(3,074)
Prepaid expenses and other assets	8,688	2,909
Feature film production assets	(1,833)	(19,627)
Accounts payable	7,042	(398)
Accrued expenses and other liabilities	(598)	(10,567)
Deferred income	(1,661)	2,046

Net cash provided by operating activities	98,163	37,949

INVESTING ACTIVITIES:
Purchase of property and equipment	(18,153)	(8,112)
Purchase of other assets	(363)	(3,607)
Purchase of short-term investments	(211,366)	(78,527)
Proceeds from sales or maturities of short-term investments	242,888	104,615

Net cash provided by investing activities	13,006	14,369

FINANCING ACTIVITIES:
Repayments of long-term debt	(860)	(796)
Dividends paid	(68,664)	(84,527)
Issuance of stock, net	882	594
Proceeds from exercise of stock options	6,170	14,946
Excess tax benefit from stock-based compensation arrangements	841	2,418

Net cash used in financing activities	(61,631)	(67,365)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	49,538	(15,047)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	86,267	101,314

CASH AND CASH EQUIVALENTS, END OF PERIOD	$135,805	$86,267

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2006	2007	2006

Net income reported on U.S. GAAP basis	$21,504	$15,512	$52,137	$48,848

Provision for income taxes	6,378	5,471	24,337	26,535
Investment and other income, net	3,144	3,528	8,041	9,775

Depreciation and amortization	2,347	2,361	9,319	8,741

EBITDA	$27,085	$19,816	$77,752	$74,349

Non-GAAP Measure:
EBITDA is defined as net income before investment and other income, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2006	2007	2006

Net cash provided by operating activities	$25,104	$5,325	$98,163	$37,949

Less cash used in capital expenditures:
Purchase of property and equipment	(10,164)	(1,728)	(18,153)	(8,112)
Purchase of other film library assets	(62)	(1,122)	(363)	(3,607)

Free Cash Flow	$14,878	$2,475	$79,647	$26,230

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.